Exhibit 99

Gary Thompson – Media	Jacqueline Beato – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(702) 407-6529	(702) 407-6131

Caesars Entertainment Appoints Donald Colvin as Chief Financial Officer

LAS VEGAS, Nov. 15, 2012 – Caesars Entertainment Corporation (NASDAQ: CZR) today announced that Donald Colvin will join the company as Executive Vice President and Chief Financial Officer, subject to required regulatory approvals. In this role, Colvin will be responsible for Caesars’ finance functions and report to Gary Loveman, Chairman, President and Chief Executive Officer.

“Donald brings to Caesars more than two decades of financial leadership experience and a track record in driving financial strategy, managing complex balance sheets, executing and integrating acquisitions, and increasing shareholder value,” Loveman said. “His experience will be a valuable addition to Caesars Entertainment, as we execute our strategy to expand our distribution network and further improve our capital structure.”

Colvin served as Executive Vice President and CFO of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions throughout his career, including Vice President of Finance and CFO of Atmel Corporation, CFO of European Silicon Structures and several financial roles at Motorola Inc.

“Caesars has a strong operating business and ambitious growth plans,” Colvin said. “I look forward to working with Gary, the senior management team and my new colleagues to drive the company’s future growth and success.”

Colvin is a director and chairman of the audit committee of Isola Group and was previously a director of Applied Micro Circuits Corp. He earned a bachelor’s degree in economics and an MBA from the University of Strathclyde in Scotland.

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About Caesars:

Caesars Entertainment Corporation is the world’s most geographically diversified casino-entertainment company. Since its beginning in Reno, Nevada, more than 74 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

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